Exhibit 23.2

March 19, 2014

YPF S.A.

Macacha Guemes 515

Ciudad Autonoma de Buenos Aires

Buenos Aires, Argentina

Ladies and Gentlemen:

We hereby consent to the reference to IHS Global Canada Inc. as set forth under the section “Internal Controls on Reserves and Reserves Audits”, and to the inclusion of our third party report dated January 31, 2014 and as an exhibit in YPF S.A.’s report on Form 20-F for the year ended December 31, 2013, to be filed with the United States Securities and Exchange Commission (SEC).

Our third-party letter report contains our independent estimates of the proved crude oil, condensate, natural gas liquids, marketable gas and oil equivalent reserves as of September 30, 2013, of certain selected properties in Argentina in which YPF S.A. holds interests.

Yours truly,

IHS GLOBAL CANADA INC.

Dale Struksnes, B. Comm., CMA, C.E.T. Manager, Reserve Evaluations

IHS FEKETE RESERVOIR SOLUTIONS